Exhibit 99.01

Flextronics contacts:
Thomas J. Smach
Senior Vice President of Finance
+1.408.576.7722
investor_relations@flextronics.com

Renee Brotherton
Senior Director of Corporate Marketing
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES FIRST QUARTER RESULTS
- Revenues Increased 25% Year-Over-Year;
- GAAP Net Income Increased $364 Million Year-Over-Year

Singapore, July 19, 2004 – Flextronics (NASDAQ: FLEX) today announced results for its first quarter ended June 30, 2004 as follows:

(USD in millions, except EPS)	Three Months Ended
	June 30, 2004	June 30, 2003
Net sales	$3,880.4	$3,106.7
GAAP net income (loss)	$74.3	$(289.7)
Net income, excluding amortization, restructuring and other charges (1)	$78.3	$20.4
Diluted GAAP EPS	$0.13	$(0.56)
Diluted EPS excluding amortization, restructuring and other charges (1)	$0.14	$0.04

(1)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $8.7 million and $8.8 million during the quarters ended June 30, 2004 and June 30, 2003, respectively. The Company also recorded restructuring charges of $23.6 million and $327.1 million during the quarters ended June 30, 2004 and June 30, 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The tax benefit relating to the restructuring and other charges during the quarter ended June 30, 2004 includes $25.0 million relating to the establishment of a deferred tax asset resulting from a tax law change in Hungary that replaced a tax holiday incentive with a tax credit incentive. See Schedule 1 attached to this press release for a reconciliation of non-GAAP results to Generally Accepted Accounting Principles (“GAAP”) results.

First Quarter Results

Net sales for the first quarter were $3.88 billion, which represents an increase of $773.7 million, or 25% over the June 2003 quarter. Excluding restructuring and other charges, net income for the first quarter increased 283% to $78.3 million, or $0.14 per diluted share, compared with $20.4 million, or $0.04 per diluted share in the year ago quarter. GAAP net income for the first quarter increased by $364.0 million to $74.3 million, or $0.13 per diluted share, as compared to a loss of $289.7 million, or a loss of $0.56 per diluted share in the year ago quarter.

The quarterly results reflect continued industry-leading working capital management, with a cash conversion cycle of 19 days and inventory turns in excess of 11 times. In addition, Flextronics generated approximately $166 million in cash flow from operations in the first quarter.

“As I mentioned last quarter, our focus is on continually driving improvements in our financial results, and I am pleased we have again delivered meaningful operating results. We realized the earnings leverage inherent in our business by delivering net income growth that was more than eleven times the 25% increase in our year-over-year quarterly revenues. In addition, compared to the year ago quarter, we increased both gross and operating margins by 110 basis points, and continued to firmly manage our SG&A, driving it down 10 basis points to 3.6% of sales,” said Michael E. Marks, Chief Executive Officer of Flextronics. “The improvement in margins was driven by effective management of our operations, which included aggressive restructuring in prior periods as well as continuous cost reductions. Additionally, a healthier demand environment not only improves our factory utilization and increases overhead absorption, but also provides an opportunity for us to improve our pricing,” added Marks.

Guidance

The Company provided guidance for quarterly earnings per diluted share of $0.15-$0.18 in the September 2004 quarter and $0.21-$0.24 in the December 2004 quarter, excluding amortization, restructuring and other charges. Quarterly GAAP earnings per diluted share are expected to be lower than the guidance provided by approximately $0.01-$0.02 per diluted share reflecting quarterly amortization, restructuring and other charges.

Conference Call and Web Cast

A conference call hosted by Flextronics’ management will be held today at 1:30 p.m. PDT to discuss the Company’s financial results and its outlook. This call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flextronics.com. Additional information in the form of a slide presentation and CEO’s Letter to Shareholders that summarizes and discusses the quarterly results may also be found on the site. A replay of the broadcast will remain available on the Company’s website after the call.

Minimum requirements to listen to the broadcast are Microsoft Windows Media Player software (free download at http://www.microsoft.com/windows/windowsmedia/download/default.asp) and at least a 28.8 Kbps bandwidth connection to the Internet.

About Flextronics

Headquartered in Singapore, Flextronics is the leading Electronics Manufacturing Services (EMS) provider focused on delivering operational services to technology companies. With fiscal year 2004 revenues of US$14.5 billion, Flextronics is a major global operating company with design, engineering, manufacturing and logistics operations in 32 countries and five continents. This global presence allows for manufacturing excellence through a network of facilities situated in key markets and geographies that provide its customers with the resources, technology and capacity to optimize their operations. Flextronics’ ability to provide end-to-end operational services that include innovative product design, test solutions, manufacturing, IT expertise, network services, and logistics has established the Company as the leading EMS provider. For more information, please visit www.flextronics.com.

# # #

This news release, the CEO’s Letter to the Shareholders and the earnings slide presentation contain forward-looking statements within the meaning of federal securities laws and are subject to the safe harbor under those laws. These forward-looking statements include statements related to trends in our industry and end markets, changes in customer demand, future growth and demand trends, pricing, existing and new customer activities, seasonality, anticipated revenues, earnings leverage, operating margins and results, cash flow, profitability, inventory levels, and the expected impact of potential new programs on our anticipated revenues and earnings. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the challenges of effectively managing our operations, the risk that we may not obtain anticipated new customer programs, or that if we do, they may be delayed, and may not contribute to our revenue or profitability as expected, or at all, the need for future restructurings, the risks that we may not obtain the benefits anticipated from acquisitions or succeed in integrating acquired companies, our ability to respond to changes in economic trends and to fluctuations in demand for customers’ products and changes in customers’ orders, our dependence on a small number of large customers, our dependence on industries affected by rapid technological change, competition in our industry, risks of shortages of key components, and the other risks described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q and current reports on Form 8-K, filed with the SEC. The forward-looking statements in this news release, the CEO’s Letter to the Shareholders and the earnings slide presentation, are based on current expectations, and Flextronics assumes no obligation to update these forward-looking statements.

SCHEDULE 1

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2004			Three Months Ended June 30, 2003
		Required			Required
	Non-GAAP(1)	Adjustments	GAAP	Non-GAAP(1)	Adjustments	GAAP
Net sales	$3,880,448		$3,880,448	$3,106,677		$3,106,677
Cost of sales	3,633,516		3,633,516	2,941,636		2,941,636
Restructuring and other charges	—	20,991	20,991	—	308,835	308,835

Gross profit	246,932	(20,991)	225,941	165,041	(308,835)	(143,794)
Selling, general and administrative expenses	141,596		141,596	116,415		116,415
Restructuring and other charges	—	2,597	2,597	—	18,273	18,273

Operating income (loss)	105,336	(23,588)	81,748	48,626	(327,108)	(278,482)
Intangibles amortization	—	8,661	8,661	—	8,817	8,817
Interest and other expense, net	18,286		18,286	25,911		25,911
Loss on early extinguishment of debt	—		—	—	8,695	8,695

Income (loss) before income taxes	87,050	(32,249)	54,801	22,715	(344,620)	(321,905)
Provision for (benefit from) income taxes	8,705	(28,226)	(19,521)	2,272	(34,462)	(32,190)

Net income (loss)	$78,345	$(4,023)	$74,322	$20,443	$(310,158)	$(289,715)

Earnings (loss) per share:
Basic	$0.15		$0.14	$0.04		$(0.56)

Diluted	$0.14		$0.13	$0.04		$(0.56)

Shares used in computing per share amounts:
Basic	530,626		530,626	521,100		521,100

Diluted	568,013		568,013	549,995		521,100

(1)	The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. Non-GAAP results exclude after-tax intangibles amortization, restructuring and other charges, as applicable. The Company recorded intangible amortization expense of $8.7 million and $8.8 million during the quarters ended June 30, 2004 and June 30, 2003, respectively. The Company also recorded restructuring charges of $23.6 million and $327.1 million during the quarters ended June 30, 2004 and June 30, 2003, respectively, which were primarily related to the closures and consolidations of various manufacturing facilities. The tax benefit adjustment of $28.2 million for the quarter ended June 30, 2004 includes $25.0 million relating to the establishment of a deferred tax asset resulting from a tax law change in Hungary that replaced a tax holiday incentive with a tax credit incentive.

SCHEDULE 2

FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of
	June 30, 2004	March 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents, including restricted cash of $83,200 in 2004	$664,624	$615,276
Accounts receivable, net	1,896,907	1,871,637
Inventories	1,385,656	1,179,513
Deferred income taxes	6,363	14,244
Other current assets	537,670	581,063

Total current assets	4,491,220	4,261,733
Property, plant and equipment, net	1,616,919	1,625,000
Deferred income taxes	646,715	604,785
Goodwill and other intangibles, net	2,742,110	2,721,432
Prepaid purchase of 55% of Hughes Software Systems	226,461	—
Other assets	470,137	370,987

Total assets	$10,193,562	$9,583,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$57,529	$96,287
Current portion of capital lease obligations	8,210	8,203
Accounts payable	2,439,961	2,145,174
Other current liabilities	1,080,719	1,127,253

	3,586,419	3,376,917
Long-term debt, net of current portion:
Capital lease obligations	13,092	15,084
Zero Coupon Convertible Junior Subordinated Notes due 2008	200,000	200,000
9 7/8 % Senior Subordinated Notes due 2010, net of discount	7,659	7,659
9 3/4 % Euro Senior Subordinated Notes due 2010	181,884	181,422
1 % Convertible Subordinated Notes due 2010	500,000	500,000
6 1/2 % Senior Subordinated Notes due 2013	399,650	399,650
Revolving line of credit due 2008	536,000	220,000
Other	99,067	100,446
Other liabilities	202,263	215,546
Total shareholders’ equity	4,467,528	4,367,213

Total liabilities and shareholders’ equity	$10,193,562	$9,583,937